Exhibit 10.14

ORDINARY SHARE PURCHASE AGREEMENT

THIS ORDINARY SHARE PURCHASE AGREEMENT (this “Agreement”) made as of May 12th , 2024 (the “Effective Date”), by and among Polyrizon Ltd., a company incorporated under the laws of the state of Israel, whose principal address is at 5Hatidhar St., Ra’anana, Israel (the “Company”), Mr. Raul Srugo holding Israeli ID No. 069624500 and his affiliates listed in Exhibit A hereto (collectively “Srugo” or the “Purchasers”).

Each herein referred to individually as a “Party” or collectively the “Parties”.

WHEREAS, the Purchasers are shareholders of the Company pursuant to previous transactions executed between the Purchasers and the Company from time to time; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise capital by means of issuance of the Company’s Ordinary Shares, of no nominal value (the “Ordinary Shares”) to the Purchasers, at a purchase price of US$ 0.65148167 per each Ordinary Share (the “PPS”), as more fully set forth in this Agreement; and

WHEREAS, the Purchasers desire to purchase and the Company desires to issue and sell to the Purchasers the Ordinary Shares pursuant to the terms and conditions more fully set forth in this Agreement.

NOW THEREFORE, in consideration for the mutual promises, covenants and obligations contained herein, and intending to be legally bound, the Parties hereby agree as follows:

1.	Purchase and Sale of Purchased Shares.

1.1.	Sale and Issuance of Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below) the Purchasers, agree to purchase, and the Company agrees to sell and issue to the Purchasers, such number of Ordinary Shares as set forth opposite each Purchaser’s name in Exhibit A (the “Purchased Shares”), at the PPS per each Ordinary Share and for a total aggregate purchase price of up to US$70,000 (the “Purchase Price”), and the Purchasers and the Company agree to be bound by the obligations set forth herein and to grant to the other Parties hereto the rights set forth in this Agreement.

The capitalization table of the Company, reflecting the issued and outstanding share capital of the Company on a Fully Diluted basis immediately prior to the Closing and immediately following the Closing, assuming the investment of the Purchase Price, is annexed hereto as Exhibit B (the “Cap Table”).

In this Agreement, “Fully-Diluted Basis” shall mean all issued and outstanding shares of the Company, including but not limited to (i) all Ordinary Shares; (ii) all Deferred Shares (iii) all securities convertible or exercisable into shares (being deemed so converted); (iv) all convertible investments, financings or loans (being deemed so converted); (v) all options, warrants and other rights to acquire shares or other securities exercisable for shares (being deemed allocated and so exercised); (vi) any adjustments of the number of issued shares triggered by or in connection with the transaction contemplated by this Agreement (if any), including anti-dilution adjustment; and (vii) a reservation for all shares, options or other equity awards, promised, reserved for and/or allocated to directors, officers, employees, consultants and service providers of the Company or its subsidiaries (being deemed issued, converted granted and/or exercised), including the Company’s option pool of which the unallocated pool shall represent 1.81% of the Company’s share capital on a Fully-Diluted Basis immediately following the Closing, remains available for allocation thereunder as of the Closing.

1.2.	Closing; Delivery.

1.2.1.	The issuance and sale of the Purchased Shares, the purchase thereof by the Purchasers, and the registration of the Purchased Shares in the names of the Purchasers in the share register of the Company, shall take place remotely via the exchange of documents and signatures, within 3 business days of the execution of this Agreement by all parties hereto (the “Closing”), or at such other date, time and place as shall be mutually agreed upon by the Company and each of the Purchasers.

1.2.2.	At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

1.2.3.	At Closing, the Company shall deliver to the Purchasers:

(a)	A copy of the register of shareholders of the Company (the “Shareholders Register”), certified by an executive officer of the Company and prepared in accordance with Section 130 of the Companies Law, 5759–1999, as amended (the “Companies Law”), in which the respective Purchased Shares issued at the Closing are registered in the name of each of the Purchasers, in the form attached hereto as Schedule 1.4.3(a)

(b)	True and correct copies of written resolutions, or minutes of a meeting of the Board and meeting of the Company’s shareholders, substantially in the forms attached hereto as Schedule 1.4.3(b), approving and adopting in all respects the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including, among others, (a) authorizing the issuance and sale of the Purchased Shares against payment of the Purchase Price therefor; (b) approving the execution, delivery and performance by the Company of all agreements contemplated herein to which the Company is party and any agreements, instruments or documents ancillary thereto; (c) waiving all preemption and participation rights with respect to this Agreement except for the participation rights of the Purchasers executing this Agreement.

1.2.4.	At the Closing, each Purchaser shall cause the transfer in immediately available US Dollars to the Company of their respective portions of the Purchase Price, by wire transfer in accordance with the wire instructions or such other form of payment as is mutually agreed by the Company and each Purchaser.

2.	Representations and Warranties of the Company.

The Company hereby represents and warrants to the Purchasers, that, except as set forth on the Disclosure Schedule delivered by the Company on the date hereof (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the date hereof and as of the Closing (as if made on the Closing Date); except, in each case, as to such representations and warranties that address matters as of a particular date, which are true, correct and complete only as of such date. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the information set forth in any section or subsection of the Disclosure Schedule shall apply to and qualify (a) the representation and warranty set forth in this Agreement to which it corresponds, and (b) whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Agreement for which it is reasonably apparent on its face that such information is relevant to such other section.

2.1	Authorization. The Company has all necessary power and authority to execute and deliver this Agreement, and any other agreements contemplated hereby, or which are ancillary hereto (collectively, the “Transaction Documents”), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Upon issuance to Purchasers, the Purchased Shares will be duly issued, free and clear of any liens (except for any liens imposed by the Purchasers), and such Purchased Shares are not subject to any voting trust agreement or other contract relating to the ownership, voting, dividend rights or disposition of such Purchased Shares, except as set forth in the Articles. The Company is not in violation nor default of any of the provisions of its Articles of Incorporation. No proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

2.2	Approvals; No Breach. This Agreement is, and any other agreements contemplated hereby or which are ancillary hereto, when executed and delivered by the Company shall be, duly and validly authorized, executed and delivered by the Company and constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms, subject to (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief or other equitable remedies, (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants and similar provisions). No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company in connection with the valid execution, delivery and performance of this Agreement and the other agreements contemplated hereby or ancillary hereto or the offer, sale, and transfer of the Purchased Shares. Neither the execution and delivery of this Agreement and any other agreements contemplated hereby or ancillary hereto by the Company nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with, result in a breach or violation of, any of the terms, conditions and provisions of: (i) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign to which the Company is party or by which it is bound, (ii) any agreement, contract, lease, license or commitment to which the Company is a party or to which he is subject to, (iii) applicable law, statute, ordinance, or regulation, or (iv) the Articles.

2.3	Disputes. There is no suit, action, proceeding, claim or investigation pending or threatened in writing against the Company, which, if determined or resolved adversely in accordance with the plaintiff’s demands, could challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

2.4	Capitalization.

2.4.1	The authorized share capital of the Company consists of (i) 19,819,900 Ordinary Shares; and (ii) 183,210 Deferred Shares (as defined in the Articles of Association) on or immediately prior to the Closing as set forth in the Company’s articles of association (the “Articles of Association”). The authorized share capital of the Company immediately following the Closing shall consist of (i) 19,819,900 Ordinary Shares; and (ii) 183,210 Deferred Shares.

2.4.2	The outstanding securities of the Company, on a Fully-Diluted Basis as of the date hereof, are owned by and registered in the names of such security holders, and in such numbers as specified in the Cap Table in Exhibit B.

2.4.3	Other than those included in the Cap Table, there are no other shares of any class or series of shares of the Company authorized, issued or outstanding.

2.4.4	Other than (i) 529,412 Ordinary Shares representing 9.45% of the Company’s share capital on a Fully Diluted basis immediately following the Closing, for issuance of, and grant of options (including the additional number of options to be granted as an adjustment as a result of the allocation of shares under this Agreement) or other equity awards exercisable into, Ordinary Shares of the Company to directors, officers, employees, consultants and service providers of the Company or its subsidiaries under the Company’s 2021 Share Incentive Plan (the “Plan”) the Company has no share capital reserved for issuance of outstanding options, equity awards or convertible instruments of any kind. Exhibit B sets forth each outstanding or promised option or equity award.

2.4.5	The issued and outstanding shares of the Company are duly and validly authorized and issued, fully paid and non-assessable, and were offered and issued in compliance with the provisions of the Articles of Association as in effect at the time of each such issuance and in compliance with all applicable corporate and securities laws.

2.4.6	Except for the rights of the shareholders of the Company under the Articles of Association, no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.

2.4.7	The Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its share capital.

2.5	Solvency. The Company is solvent and is currently paying its debts as they become due.

2.6	Material Changes. Other than as listed on Section 2.6 of the Disclosure Schedule, since August 25th , 2021, there has been no event, occurrence or development that has had or that would reasonably be expected to result in a material adverse effect on the legality, validity and enforceability of the Agreement and the Transaction Documents, a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company or a material adverse effect on the Company’s ability to perform in all material respects on a timely basis its obligations under the Transaction Documents (either of the above a “Material Adverse Effect”).

2.7	Financial Statements; No Undisclosed Liabilities.

2.7.1	The Company has no liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business, which, individually and in the aggregate, do not exceed US100,000.

2.7.2	The Company is not a guarantor or indemnitor of any debt or obligation of another, nor has the Company given any loan, security or otherwise agreed to become liable for any obligation of any person. No person has given any guarantee of, or security for, any obligation of the Company. The Company did not extend any loans or advances to any person, other than advances for expenses to its employees in the ordinary course of business.

2.8	Assets and Properties. The Company has good and marketable title to all of the tangible or personal properties and assets owned by the Company which are material to the business of the Company as currently conducted as now conducted and as proposed to be conducted, and such properties and assets are free and clear of all mortgages, deeds of trust, liens, pledges, charges, security interests, conditional sale agreement, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. The Company does not lease any assets or tangible property.

2.9	Intellectual Property. The Company owns, or has rights to use, all patents, patent applications, trademarks, trademark applications, trade and service mark registrations, service marks, trade names, trade secrets, inventions, copyrights, technology, know- how, licenses and other intellectual property rights, proprietary rights and similar rights in connection with their respective businesses (collectively, the “Intellectual Property Rights”). All the registered Intellectual Property Rights of the Company has expired, terminated or been abandoned. The Company has not received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe (and will not infringe) the rights of any person. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Company Intellectual Property or the Company’s Intellectual Property Rights.

2.10	Section 2.10 of the Disclosure Schedule is a complete list of all (i) patents, trademarks, service marks, trade names, copyrights, domain name, registration with respect to any of the Company’ Intellectual Property and any applications for and under any of the foregoing; and (ii) unregistered trademark.

2.11	All of the Company’s employees and consultants, past and present, have entered into written agreements with the Company assigning to the Company all rights, title and interests in Company Intellectual Property developed, invented, programmed, designed, conceived or reduced to practice (either alone or jointly with others) in the course of their employment or engagement, as the case may be, or that relate to the Company’s business as currently conducted and as currently proposed to be conducted, and explicitly waiving all non-assignable rights (including moral rights) and rights to receive royalties or compensation in connection therewith (including, without limitation, under Section 134 of the Israeli Patent Law, 1967). Any and all Company Intellectual Property which has been, is currently being or will be developed by any employee or consultant of the Company is and shall be the sole property of the Company. The Company has taken all required security measures to protect the secrecy, confidentiality and value of all the Company Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates and, to the Company’s knowledge, there has been no breach of security of the Company’s systems involving any such information. To the Company’s knowledge, it will not be necessary to use any of the developments, ideas, inventions, trade secrets, proprietary information or other intellectual property of any of its employees or consultants made prior to their employment or engagement by the Company.

2.12	“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how, inventions, designs, works of authorship, computer programs and technical data, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses and rights in, to and under any of the foregoing, in any and all such cases that are owned or used by the Company in the conduct of the Company’s business as currently conducted and as currently proposed to be conducted.

2.13	Labor Matters.

2.13.1	The Company has one employee and has complied, in all material respects, with all applicable employment laws policies, procedures and agreements relating to employment, and terms and conditions of employment. The Company has paid in full to its respective employee all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employee on or prior to the date of this Agreement. The Company has complied in all material respects with the applicable laws relating to the proper withholding and remittance to the proper tax and other authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable laws. The Company’s employee is subject to Section 14 Arrangement under the Israeli Severance Pay Law, 1963 from the commencement date of his employment and on the basis of his entire salary. The Company’s liability for any obligations to pay any amount of severance payment, pension, accrued vacation, and other social benefits and contributions, under applicable law or contract, or any other payment of substantially the same nature, is fully funded by deposit of funds in severance funds, pension funds, managers insurance policies or provident funds (and if not required to be so funded) adequate provisions have been made in the Company’s financial statements.

2.13.2	The Company is not a party to, bound by or subject to, and no employee of the Company benefits from, any collective bargaining agreement, collective labor agreement, extension orders (tzavei harchava) (other than extension orders that apply to all employees in Israel generally), or other contract or arrangement with a labor union, trade union or other organization or body, to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable law. No labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, nor is the Company aware of any labor organization activity involving its employees.

2.14	Governmental Consent. No consent, approval order or authorization of, or registration, qualification, designation, declaration or filing with any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

2.15	Taxes. The Company has filed all tax returns and reports (including information returns and reports) as required by law. To the best of the Company’s knowledge these returns and reports are true and correct. The Company has paid all taxes and other tax assessments due. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. The Company has not received notice from any governmental authority that its tax returns, sales or use tax returns has been or is currently being audited. Since December 31, 2022, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to any employee, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Company has not granted any compensation, equity or award that could be deemed deferred compensation for which the Company would have been required to withhold taxes, and neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation for which the Company would have been required to withhold taxes.

2.16	Budget. The Company’s Budget is attached hereto as Schedule 2.16 (the “Budget”). The Budget has been prepared in good faith and with reasonable professional care by the Company, and the Company is unaware of any fact or circumstance which as of the Closing makes the Budget untrue, unreasonable or misleading in any material way.

2.17	Corporate Documents. Except for amendments necessary to satisfy the representations, warranties or conditions contained in the Agreement (the forms of which have been approved by Purchaser), the Articles of Association are in the form provided to counsel for the Purchasers.

2.18	No Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Company providing or delegating rights to act on its behalf, and no person, as agent or otherwise, is entitled to or authorized to bind or commit the Company to any obligation and the Company is not aware of any person purporting to do so.

2.19	Full Disclosure. The Company has provided Purchasers with all information the Purchasers have requested. Neither this Agreement (including the Schedules hereto) nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

3.	Representations and Warranties and Covenants of the Purchasers.

The Purchasers hereby represents and warrants to the Company, severally and not jointly, as follows:

3.1	Enforceability. Each Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Purchaser necessary for the authorization, execution, delivery, and performance of all of Purchaser’s obligations under this Agreement has been taken or will be taken prior to the Closing. This Agreement is duly and validly authorized, executed and delivered by the Purchaser and constitutes the valid, binding and enforceable obligations of the Purchaser, legally enforceable against the Purchaser in accordance with his respective terms, except as limited by (i) judicial principles respecting election of remedies or relating to the availability of specific performance, injunctive relief, or other equitable remedies (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants and similar provisions).

3.2	Consents; Non-Contravention. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of Each Purchaser is required that has not been obtained by the Purchaser in connection with the valid execution, delivery and performance of this Agreement, and the purchase of the Purchased Shares hereunder, legally enforceable against the Purchaser in accordance with his respective terms, subject to (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief or other equitable remedies, (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants and similar provisions). Neither the execution, delivery and performance by the Purchaser of this Agreement or any ancillary document thereto, nor compliance by the Purchaser with the terms and provisions hereof or thereof, shall conflict with, or result in a breach, violation or default (or event which with the giving of notice or lapse of time, or both, would become a default) of, any of the terms, conditions and provisions of: (i) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign to which the Purchaser is party or by which it is bound, (ii) any agreement, contract, lease, license or commitment to which the Purchaser is a party or by which it is bound, or to which any of its properties is subject, or (iii) applicable law, statute, ordinance, or regulation.

3.3	General Experience. Each Purchaser acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares and has the capacity to protect its own interests. The Purchaser represent and warrant that the Purchased Shares are purchased on an “As Is” basis, subject only to the specific representations of the Company set forth above (with the acknowledgment that the Company has not provided any other representations or warranties, expressed or implied).

3.4	Purchase for Own Account. Each Purchaser represents and agrees that the Purchased Shares are purchased only for investment, for its own account, and without a view to, or any present intention to sell or otherwise distribute the Purchased Shares.

4.	Covenants of the Company.

4.1	Use of Proceeds. The Company will use the proceeds from the sale of the Purchased Shares for its on-going operations and activities.

5.	Indemnification. Subject to the provisions of this Section 5, and up to an aggregate amount equal to the amount of the respective portion of the Purchase Price, the Company will indemnify and hold each Purchasers and if applicable, its directors, officers, shareholders, members, partners, employees and agents (and any other person of functional equivalence to such holders of such titles) (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company who is not an Affiliate of Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of Purchaser’s representations, warranties or covenants under the Transaction Documents or any violations by Purchaser of state or federal securities laws or any conduct by Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct) . If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case, if the Purchaser Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnification provided hereunder and the enforcement of such indemnification shall be the exclusive remedy available to the Purchaser Parties under this Agreement, other than for fraud or intentional misrepresentation; provided that this provision does not limit the right to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement. The indemnification provision described above shall be limited for a period of 12 months from the Closing Date.

6.	General Provisions.

6.1	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No Investor may transfer any shares purchased hereunder unless each transferee agrees to be bound by the terms of this Agreement.

6.2	Entire Agreement. This Agreement (including the exhibits and schedules hereto), and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among any of the parties hereto, with respect to the subject matter hereof (with no concession being made as to the existence of any such prior agreements or understandings).

6.3	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Israel, without reference to its conflict of laws provisions. The parties hereto agree to exclusively submit to the jurisdiction of the competent courts of Tel Aviv - Jaffa with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

6.4	Counterparts; Electronic Signature. This Agreement may be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. References to sections or subsections shall be deemed to be references to the sections of Agreement, unless otherwise specifically stated herein.

6.6	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in the preamble to this Agreement or in Exhibit A and Exhibit B, or to such address, facsimile number or electronic mail address as subsequently modified by written notice given in accordance with this Section 6.6.

6.7	No Finder’s Fees. Each party represents that it neither is nor will be obligated for any Finder’s fee or commission in connection with this transaction.

6.8	Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all of the parties hereto. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.9	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non- breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

COMPANY:

POLYRIZON LTD.

By:	/s/ Tomer Izraeli
Name:	Tomer Izraeli
Title:	CEO

PURCHASERS:

Name	Signature

Mr. Raul Srugo	/s/ Raul Srugo

Mr. Yoav Srugo	/s/ Yoav Srugo

Mr. Itzhak Srugo	/s/ Itzhak Srugo

Ms. Sofi Yochelman Srugo	/s/ Sofi Yochelman Srugo